Exhibit 99.1

Company Contact:	Ronald W. Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884 2000

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8225

NEW YORK & COMPANY, INC. UPDATES GUIDANCE

Company Expects Fourth Quarter Diluted EPS at Low End of Previously Issued Guidance Range

New York, NY —January 9, 2007 — New York & Company, Inc. (NYSE: NWY) today announced, in preparing to address participants at the 5th Annual Cowen and Company conference and the 9th Annual ICR XChange conference, that it currently expects fourth quarter diluted earnings per share at the low end of the earnings guidance range provided on November 16, 2006 of $0.37 to $0.46. The Company expects to report an increase in gross margin for the fourth quarter due to improved merchandise margins.  However, the Company’s updated guidance reflects higher than anticipated non-recurring JasmineSola litigation expenses that are expected to impact diluted earnings per share by approximately $0.02 and increased costs related to marketing and store payroll to drive holiday sales. On January 4, 2007, the Company announced that December comparable store sales increased 3.2%.  The Company plans to report full results for the fourth quarter of fiscal 2006 during the week of March 19, 2007.

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii)

our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 570 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.